Filed pursuant to Rule 424(b)(3)
Registration No. 333-248242

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated September 2, 2020)

PARKERVISION, INC.

5,871,584 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated September 2, 2020, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 5,871,584 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 5,871,584 shares of Common Stock issued pursuant to securities purchase agreements dated April 29, 2020, May 22, 2020, June 8, 2020, June 29, 2020, July 24, 2020, and August 19, 2020.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2020. Accordingly, we have attached the 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 4, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2020

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9446 Philips Highway, Suite 5A, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	PRKR	OTCQB
Common Stock Rights		OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 31, 2020, the shareholders of the Company approved an amendment to the Company’s amended and restated articles of incorporation to increase the number of authorized shares of common stock from 110,000,000 to 140,000,000.   The board of directors of the Company approved the amendment on June 5, 2020, pending shareholder approval. The amendment is more fully described on pages 14 to 15 of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 14, 2020, which description is incorporated herein by reference.

Articles of amendment to the Company’s amended and restated articles of incorporation setting forth the amendment were filed with the Department of State of the State of Florida on September 2, 2020, and the amendment became effective on September 4, 2020.

The foregoing summary of the material terms and conditions of the articles of amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the articles of amendment, which are included as Exhibit 3.1 to this report and are incorporated herein by reference.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders (the “Annual Meeting”) on August 31, 2020. The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting was July 2, 2020. At the close of business on that date, the Company had 49,097,007 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting. Three proposals were submitted to the Company’s shareholders at the Annual Meeting. The proposals are described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on July 14, 2020. The final voting results were as follows:

Proposal 1

The Company’s shareholders elected the following Class I Director to serve for a term expiring at the 2023 Annual Meeting. The voting results are set forth below.

	Votes For	Votes Against	Votes Withheld	Broker Non-Vote
Jeffrey Parker	16,852,617	0	195,796	16,260,256

Proposal 2

The Company’s shareholders approved an amendment to the amended and restated articles of incorporation of the Company to increase the number of authorized shares of common stock from 110,000,000 to 140,000,000.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
32,023,532	1,026,488	258,649	N/A

Proposal 3

The Company’s shareholders ratified the selection of MSL, P.A. as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
33,002,241	101,311	205,117	N/A

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation dated September 1, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2020
PARKERVISION, INC.

By /s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer